ADVANCED NMR
	 ------------
	 SYSTEMS, INC.



                                     NEWS RELEASE
                                   ________________

          Contact:  Beverly Tkaczenko @ 1 (800) 476-0569


                   ADVANCED NMR SYSTEMS, INC. COMPLETES $22 MILLION
                         MERGER OF IMAGING SERVICES DIVISION
                              WITH U.S. DIAGNOSTIC INC.


          WILMINGTON, Mass., February 28, 1997 Advanced NMR Systems, Inc. (NASDAQ:ANMR) announced today that it has closed the transaction to merge its wholly-owned subsidiary, Medical Diagnostics, Inc. ("MDI") with a newly formed subsidiary of US Diagnostic Inc. (NASDAQ: USDL). The transaction resulted in cash proceeds of $22.0 million to ANMR (which includes approximately $12.0 million for the repayment of bank debt).

          With the completion of this transaction, the Company has increased its cash resources and can aggressively move forward to develop and analyze strategic objectives that will increase shareholder value. USDL will gain a medical imaging services business that owns and operates diagnostic imaging facilities in Massachusetts, New York, Virginia, West Virginia and Tennessee. ANMR will retain its rehabilitation business and interest in the Faulkner Hospital Sagoff Women's Center (scheduled to open in Spring). ANMR will also continue to own and operate its medical imaging technology business and to own its shares in Advanced Mammography Systems, Inc. (NASDAQ: MAMO).

          Commenting on the transaction, Jack Nelson, Chairman and CEO of ANMR, stated: "ANMR is now substantially positioned to pursue business opportunities and MDI, as part of USDL, will now have the opportunity to flourish within an organization dedicated solely to imaging services. Steven J. James, formerly CFO of MDI has joined ANMR as its Chief Financial Officer. We anticipate additional management changes to occur as we finalize our business plans."

          This press release contains forward looking information based upon current expectations that include a number of business risks and uncertainties. The factors that could cause results to differ materially include the following: delays in product development, lack of market acceptance of technology, technological innovations for competitors and changes in health care regulations, including reimbursement.

          Advanced NMR Systems, Inc. is a provider of rehabilitation services and develops high field MRI technology. Its subsidiary, Advanced Mammography Systems, Inc. has developed the only dedicated breast imaging system based on magnetic resonance imaging technology. MAMO has received U.S. Food and Drug Administration clearance to begin marketing activities for the product.


					#